Section 2: EX-12.1 (EX-12.1)

Exhibit 12.1

Doral Financial Corporation

Computation of Ratio of Earnings (Losses) to Fixed Charges

	For the nine month period ended September 30, 2011
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(12,048)
Plus:
Fixed Charges (excluding capitalized interest)	140,521

Total Earnings (Losses)	$128,473

Fixed Charges:
Interest expensed and capitalized	$137,546
Amortized premiums, discounts, and capitalized expenses related to indebtedness	799
An estimate of the interest component within rental expense	2,176

Total Fixed Charges	$140,521

Ratio of Earnings (Losses) to Fixed Charges	(A	)

Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(12,048)
Plus:
Fixed Charges (excluding capitalized interest)	70,844

Total Earnings (Losses)	$58,796

Fixed Charges:
Interest expensed and capitalized	$67,869
Amortized premiums, discounts, and capitalized expenses related to indebtedness	799
An estimate of the interest component within rental expense	2,176

Total Fixed Charges	$70,844

Ratio of Earnings (Losses) to Fixed Charges	(A	)

(A)

Due to the Company’s pre-tax loss for the nine month period ended September 30, 2011 the coverage ratio was less than 1:1. The Company would have to generate additional earnings of $12.0 million to achieve a ratio of 1:1 during the nine month period ended September 30, 2011.

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